                          DAH-IP ACQUISITION CO., L.P.

                          LIMITED PARTNERSHIP AGREEMENT


         This Limited Partnership Agreement dated as of 19th day of November, 1999 is entered into among DAH-IP Holdings, Inc., a Delaware corporation (the "General Partner") and DeCrane Aircraft Holdings, Inc., a Delaware corporation (the "Limited Partner") (the General Partner and the Limited Partner are referred to below collectively as the "Partners" and individually as a "Partner"), and is made with reference to the following facts:

                  WHEREAS, the Partners formed this limited partnership (the "Partnership") pursuant to the Texas Revised Limited Partnership Act (the "Act") on November 19, 1999.

                  WHEREAS, the Partners desire to set forth in this Agreement their understanding as to how the Partnership will be administered.

                  NOW, THEREFORE, in consideration of the mutual provisions and understandings contained in this Agreement, the Partners hereby agree as follows:


                                    SECTION 1
                    PARTNERSHIP FORMATION AND IDENTIFICATION

                  1.1 FORMATION Partners admitted on the date hereof formed the Partnership as a limited partnership pursuant to the Texas Revised Limited Partnership Act.

                  1.2 NAME AND PLACE OF BUSINESS The name of the Partnership shall be the DAH-IP Acquisition Co., L.P. or such other name or names as may be selected by the General Partner from time to time with written notice given to the Limited Partner of such change. The principal place of business of the Partnership shall be 1712 Shady Oaks Drive, Denton, Texas 76205, unless changed by the General Partner with written notice given to the Limited Partner of such change. The Partnership may also maintain such other offices at such other places as the General Partner may deem advisable.

                  1.3 ADDRESS OF PARTNERS The address of the Limited Partner is 2361 Rosecrans #180, El Segundo, California 90245. The address of the General Partner is 2361 Rosecrans #180, El Segundo, California 90245. A Limited Partner may change its address by written notice to the General Partner, and the General Partner may change its address by written notice to each Limited Partner.

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                  1.4 CERTIFICATE The General Partner has prepared, executed and acknowledged a separate Certificate of Limited Partnership pursuant to the power of attorney contained in Section 11. This Certificate of Limited Partnership was recorded in the office of the Secretary of State of the State of Texas on November 19, 1999.

                  1.5 INVESTMENT INTENT The Limited Partner represents and warrants that its interest in the Partnership has been acquired for investment purposes and that it is not acquiring such interest with a view toward the sale or distribution of all or any part thereof. The Limited Partner acknowledges that the issuance of its interest in the Partnership has not been registered under the Securities Act of 1933 ( the "33 Act"), or qualified under any state securities or blue sky law in reliance on exemptions from such registration and qualification afforded by the 1933 Act and state securities and blue sky laws.


                                    SECTION 2
                         PURPOSE AND NATURE OF BUSINESS

                  The purpose of the Partnership and business to be carried on by it, subject to the limitations contained elsewhere in this Agreement, are:

                  (a) To acquire substantially all of the assets of The Infinity Partners, Ltd.

                  (b) To engage in the design, engineering, manufacture, sale or servicing of cabin cabinetry, furniture or fixtures or equipment for commercial or corporate aircraft or fixtures or equipment for commercial or corporate aircraft or general aviation aircraft; and

                  (c) To enter into and perform any contracts and agreements, and carry on any activities, incidental to the accomplishment of the foregoing purpose.


                                    SECTION 3
                                      TERM

                  The Partnership shall commence on formation pursuant to
Section 1 and shall continue in full force and effect until October 31, 2049, unless extended by amendment of this Agreement or unless the Partnership is dissolved prior to that date as hereinafter provided.


                                    SECTION 4
                                   FISCAL YEAR

                  The Fiscal Year of the Partnership for financial reporting and tax purposes shall be the calendar year. If, however, the General Partner determines that a change to some other fiscal year for either financial reporting or tax purposes would be in the best interests of the

Partnership, the General Partner shall be entitled (subject to applicable laws and regulations) to make such a change.

                                    SECTION 5
                          AGENT FOR SERVICE OF PROCESS

                  CT Corporation System, 350 North St. Paul Street, Dallas Texas 75201, is hereby designated as the agent of the Partnership upon whom process issued by authority of or under any law of the State of Texas may be served.

                                    SECTION 6
                       CAPITAL CONTRIBUTIONS AND ACCOUNTS

                  6.1 INITIAL CAPITAL CONTRIBUTIONS

                  (a) The Partners shall contribute the following cash amounts to the capital of the Partnership concurrently herewith:


         General Partner            $    32,000
         Limited Partner            $ 3,168,000
         Total                      $ 3,200,000

                  (b) Capital Contributions may be made cash or in kind, if such property is approved by the General Partner.

                  6.2 ADDITIONAL CAPITAL CONTRIBUTION Except as otherwise provided in this Article 6, the Limited Partner shall not be obligated to make any additional capital contributions to the Partnership, provided that, upon the General Partner's request, the Limited Partner shall be entitled to make additional capital contributions in the Limited Partner's sole and absolute discretion.

                  6.3 LIMITED LIABILITY The Limited Partner (i) shall not be obligated or liable to the Partnership, the General Partner, or any other person for losses in excess of the capital contributions made and required to be made by the Limited Partner under this Agreement, (ii) except as may otherwise be provided by law, shall not be liable to the Partnership, the General Partner or any other person for the repayment of amounts received from the Partnership pursuant to the terms of this Agreement, whether or not such amounts are deemed to be returns or withdrawals of capital, and (iii) shall not have any liability or obligation to any person whatsoever for any obligations or liabilities of the Partnership.

                  6.4 CAPITAL ACCOUNTS The General Partner shall at all times maintain or cause to be maintained a separate capital account ("Capital Account") for each Partner which shall be credited with all Capital Contributions and maintained as provided below. Each Capital Account shall specifically reflect the name and address of the Partner and shall be maintained in accordance with Treasury Regulation Section 1.704-1(b).

                                    SECTION 7
                          ALLOCATIONS AND DISTRIBUTIONS

                  7.1 ALLOCATIONS

                  (a) ALLOCATION OF LOSSES All losses of the Partnership (including all expense items separately stated on the Partnership's tax returns) shall be allocated one percent (1%) to the General Partner and ninety-nine percent (99%) to the Limited Partner.

                  (b) ALLOCATION OF PROFITS Profits from operations and capital events shall be allocated one percent (1%) to the General Partner and ninety-nine percent (99%) to the Limited Partner.

                  7.2 DISTRIBUTIONS

                  (a) Cash available for distribution means and includes all cash receipts of the Partnership from any and all sources whatsoever, less all Partnership expenditures and less a reserve determined in the reasonable discretion of the General Partner. Cash available for distribution shall be distributed one percent (1%) to the General Partner and ninety-nine percent (99%) to the Limited Partner.

                  (b) Cash available for distribution shall be distributed to the partners within thirty (30) days after the General Partner determines the availability thereof.


                                    SECTION 8
                        AUTHORITY OF THE GENERAL PARTNER

                  8.1 MANAGEMENT The General Partner shall have full responsibility for and charge of the overall management, conduct and operation of the Partnership in all respects. Without in any way limiting or impairing the generality of the foregoing, the General Partner shall have the full power and authority to do the following:

                  (a) Negotiate the acquisition of the assets of The Infinity Partners Ltd. (the "Assets");

                  (b) Manage the Assets;

                  (c) Administer the overall operation of the Partnership;

                  (d) Act as the tax matters partner for the Partnership in accordance with Section 8.2;

                  (e) Perform, or cause to be performed, the following services:

                           (i) set up books of account, records and payment
procedures, including individual accounts of the Partners;

                           (ii) provide bookkeeping and other related services
for the Partnership;

                           (iii) collect, manage and disburse the Capital
Contributions of the Partners for the purposes set forth in this Agreement;

                           (iv) provide management, financial and business
planning services to the Partnership;

                           (v) collect receipts and make payments and
expenditures in accordance with the terms of this Agreement; and

                           (vi) make periodic reports relating to operating
results, valuations and Limited Partner account balances, as required by this Agreement;

                  (g) Employ from time to time third parties to render services to the Partnership, including attorneys and accountants who may also represent the General Partner or any of its Affiliates;

                  (h) Appoint and designate any Person as successor or substitute agent for service of process of the Partnership and file any amendment to the Certificate of Limited Partnership necessary or appropriate in connection therewith;

                  (i) Take whatever steps are required by governmental authorities having jurisdiction over the Partnership or its Assets;

                  (j) Possess and exercise all of the rights and powers provided by law to a general partner in a limited partnership, except to the extent that such rights might be limited or restricted by this Agreement;

                  (k) Process Limited Partner admissions, withdrawals and redemptions;

                  (l) Exercise, in its sole discretion, any voting, consent or similar rights relating to the Assets and execute and deliver on behalf of the Partnership any proxies, powers of attorney, consents or other instruments relating to the exercise of those rights; and

                  (m) Do anything else that the General Partner deems advisable to further the purposes of the Partnership and that is not prohibited by this Agreement or applicable law.

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                  8.2 TAX MATTERS

                  (a) The General Partner is hereby designated the "tax matters partner" for purposes of Section 6231(a) of the Code (and regulations thereunder).

                  (b) The General Partner is hereby authorized to withhold, out of any distributions that would otherwise be made to the Limited Partner, an amount equal to the amount of United States federal, state or local income or other tax, and any related penalties, interest or other payments, that the General Partner determines the Partnership or the General Partner is required to withhold or to pay to a taxing authority with respect to or on behalf of such Limited Partner, and to file all necessary reports relating to such withholding or payment as may be required by law. Any amounts so withheld or paid shall be deemed actually distributed to such Limited Partner for all purposes of this Agreement. Notwithstanding the foregoing, if any such amounts are deemed for tax purposes to be a Partnership deduction or expense, the amount of any such deduction or expense shall be specially allocated to the Limited Partner. If at any time (x) the amount required to be withheld or paid with respect to or on behalf of such Limited Partner shall exceed (y) the amounts that are then available for distribution to such Limited Partner, the General Partner shall notify such Limited Partner of the amount by which the amount referred to in clause (x) exceeds the amount referred to in clause
(y), and such Limited Partner shall promptly pay over to the General Partner an amount of cash equal to such amount. The Limited Partner shall indemnify the Partnership and the General Partner and hold each of them harmless from any liability with respect to any taxes, penalties or interest required to be withheld or paid to any taxing authority by the Partnership or the General Partner for or on behalf of such Limited Partner or with respect to such Limited Partner.

                  (c) The General Partner shall have the right to make such elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of Partnership income, gain, loss, deduction and credit and as to all other relevant matters as it believes necessary, appropriate and desirable.

                  (d) The General Partner may make or petition to revoke (as the case may be) the election referred to in Section 754 of the Code. Each Partner agrees in the event of such an election to supply promptly to the Partnership the information necessary to give effect thereto.

                  8.3 DOING BUSINESS OUTSIDE TEXAS In the event that the Partnership engages in any business permitted by this Agreement in jurisdictions other than Texas, and the General Partner deems it advisable in order to protect the limited liability of the Limited Partner or to comply with applicable laws and regulations, the General Partner may, and, to the extent required by law, shall:

                  (a) File or record this Agreement, a certificate of limited partnership or other documents or instruments in such other jurisdictions;

                  (b) Establish and form a new limited partnership(s) in such other jurisdictions pursuant to such jurisdiction's laws and regulations, which limited partnership(s) shall have the Partnership or the Limited Partner as a limited partner or as limited partners and the General Partner as the general partner;

                  (c) Obtain opinions of counsel in such other jurisdictions;
         and

                  (d) Take such other actions as shall be deemed advisable by the General Partner.

                  8.4 MANAGEMENT FEE OF GENERAL PARTNER The General Partner will not receive a Management Fee for its services hereunder.

                  8.5 EXPENSES OF THE PARTNERSHIP The General Partner shall be entitled to reimbursement in full from the Partnership for (or cause the Partnership to pay directly) all properly substantiated expenses, costs and fees directly incurred in connection with the formation, operation and termination of the Partnership.

                  8.6 LIMITED PARTNER'S CONSENT To the fullest extent permitted by law, the Limited Partner hereby consents to the exercise by the General Partner of the powers conferred on it by this Agreement.

                  8.7      AMENDMENTS

                  (a) This Agreement may be amended only in a writing signed by all of the Partners.

                  (b) Notwithstanding paragraph (a) of this Section, the General Partner may amend this Agreement, without providing written notice to the Limited Partner thereof, to: (i) make a change that is necessary or, in the opinion of the General Partner, advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partner have limited liability under the laws of any jurisdiction, or to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes; (ii) supply any omission or make any change that is necessary or desirable to cure any ambiguity, or to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement; or (iii) make any change that is necessary or desirable to satisfy any opinion, order or ruling of any federal, state or other governmental statutes, so long as such change minimizes any adverse effect on the Limited Partner, or that is required or contemplated by this Agreement.

                  8.8 GENERAL PARTNER LIABILITY Except as otherwise required by law, neither of the General Partner nor any of its Affiliates, directors, officers, employees, shareholders, assigns, representatives or agents shall be liable, responsible or accountable in damages or otherwise to the Partnership or the Limited Partner for any loss, liability, damage, settlement cost, or other expense incurred by reason of any act or omission performed or omitted by such

Person so long as such Person is not determined to be guilty by a final adjudication of gross negligence or willful misconduct with respect to such act or omission. The General Partner may separately engage or invest in other business ventures that may be in competition with the Partnership.

                                    SECTION 9
                                 LIMITED PARTNER

                  9.1 NO MANAGEMENT POWER OR LIABILITY Except as specifically provided herein to the contrary, the Limited Partner shall have no rights or power in the management of, or the transaction of any business by, the Partnership and shall have no power or authority to sign for or bind the Partnership.

                                   SECTION 10
                  TRANSFER OF PARTNERS' INTERESTS; WITHDRAWALS

                  10.1 RESTRICTIONS ON TRANSFER Each Partner shall not voluntarily or involuntarily sell, convey, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer (collectively, "Transfer") its interest in the Partnership or any part thereof without the prior written consent of the other Partner, which consent may not be unreasonably withheld.

                  10.2     SUBSTITUTED LIMITED PARTNER

                  (a) No transferee of a Limited Partner's interest in the Partner shall have the right to become a Limited Partner ("Substitute Limited Partner") in place of its transferor unless and until all of the following conditions have been satisfied:

                           (i) The General Partner has consented in writing to
the substitution;

                           (ii) The assignor and assignee execute, acknowledge
and deliver such instruments as the General Partner deems necessary, appropriate or desirable to effect such substitution; and

                           (iii) The Substituted Limited Partner agrees to bear
all expenses and costs of such substitution, including legal fees and filing fees of the Partnership.

                  (b) An assignee, Legal Representative or successor in interest of a Limited Partner shall be subject to all of the restrictions upon a Limited Partner provided in this Agreement.

                  (c) If an assignee, Legal Representative or successor in interest of a Limited Partner is not admitted as a Substituted Limited Partner (a "Nonadmitted Transferee"), such Nonadmitted Transferee shall become a holder of record of the Limited Partnership interest and shall be entitled to receive distributions in respect of such Units as herein provided but otherwise shall have none of the rights or obligations of a Limited Partner.

                                   SECTION 11
                                POWER OF ATTORNEY

                  11.1 APPOINTMENT OF GENERAL PARTNER AS ATTORNEY FOR LIMITED PARTNERS The Limited Partner makes, constitutes and appoints the General Partner its true and lawful attorney-in-fact, in its name, place and stead, with full power to do any of the following:

                  (a) File and record this Agreement and all amendments to this Agreement made in accordance with this Agreement;

                  (b) Prepare, execute on its behalf, verify, file and record amendments to this Agreement;

                  (c) Prepare, execute on its behalf, file and record a Certificate of Limited Partnership and all amendments that the General Partner may deem advisable, including amendments to reflect the changes identified in clause (b) above;

                  (d) Prepare, execute on its behalf, file and record any other agreements, certificates, instruments and other documents required to continue the Partnership, to admit Substituted Limited Partner, to liquidate and dissolve the Partnership, to comply with applicable law, and to carry out the purposes of clauses (a) and (b) above, to the extent consistent with this Agreement;

                  (e) Take any further action that the General Partner shall consider advisable in connection with the exercise of the authority pursuant to this Section.

                  11.2 NATURE OF SPECIAL POWER The power of attorney granted under this Section 11 is a special power of attorney coupled with an interest, is irrevocable and may be exercised by the General Partner by listing all of the Partners executing any agreement, certificate, instrument or document with a single signature of such attorney-in-fact acting as attorney-in-fact for all of them.

                                   SECTION 12
                                BOOKS AND RECORDS

                  The General Partner shall maintain the books and records required by law for the Partnership at its principal office and all Partners have the right to inspect, examine and copy such books and records at reasonable times and upon reasonable notice. Upon the request of a Limited Partner, the General Partner shall promptly deliver to the requesting Limited Partner, at the expense of the Partnership, a copy of any information which the General Partner is required by law to so provide.

                                   SECTION 13
        ADMISSION OF ADDITIONAL PARTNERS, GENERAL PARTNER REMOVAL, ETC.

                  13.1 ADMISSION OF PARTNERS No additional Partners shall be admitted to the Partnership without the written consent of all Partners.

                  13.2 VOLUNTARY WITHDRAWAL; HYPOTHECATION The General Partner shall have the right to resign as General Partner of the Partnership at any time in its sole discretion, upon 30 days' prior written notice. The General Partner may pledge or grant a security interest in its right to receive payments and distributions under this Agreement.

                  13.2 REMOVAL OF THE GENERAL PARTNER; INSOLVENCY, ETC.

                  (a) The General Partner may be removed as general partner without its consent only by reason of the General Partner's fraud, willful misconduct or gross negligence in connection with operations of the Partnership, which fraud, willful misconduct or gross negligence shall have had a material adverse effect on the business or properties of the Partnership, or if the General Partner shall cease to be capable of properly performing its duties hereunder. Immediately prior to the effective date of such removal or upon the resignation of the General Partner, a successor General Partner may be appointed to continue the business of the Partnership upon the written consent of the Limited Partner.

                  (b) The General Partner shall cease to be the General Partner of the Partnership if the General Partner is dissolved, or if an order for relief against the General Partner is entered under Chapter 7 of the federal bankruptcy law, or if: (i) the General Partner makes a general assignment for the benefit of creditors, (ii) the General Partner files a voluntary petition under the federal bankruptcy law, (iii) the General Partner files a petition or answer seeking for the General Partner any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, (iv) the General Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in any proceeding of this nature, (v) the General Partner seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of the General Partner's properties, (vi) 60 days after the commencement of any proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, and the proceeding has not been dismissed, or (vii) within 60 days after the appointment without the General Partner's consent or acquiescence of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of the General Partner's properties, the appointment is not vacated or stayed, or within 60 days after the expiration of any such stay, the appointment is not vacated. Immediately prior to the effective date of the General Partner's cessation of service as General Partner, a successor General Partner may be appointed to continue the business of the Partnership with the written consent of not less than all of the remaining Partners.

                  (c) If the Limited Partner removes the General Partner in accordance with Section 13.2(a), a notice of removal specifying the effective date of removal shall be served on the General Partner either by certified or by registered mail, return receipt requested, or by personal service.

                  (d) Any successor General Partner shall have the same rights and obligations under this Agreement as the replaced General Partner would have had subsequent to such date if the replaced General Partner has continued to act as General Partner.


                                   SECTION 14
                 DISSOLUTION AND TERMINATION OF THE PARTNERSHIP

                  14.1 EVENTS CAUSING DISSOLUTION The Partnership shall be dissolved and terminated and its Assets distributed in the manner and order provided for in this Section upon expiration of the term of the Partnership unless earlier dissolved under the following provisions:

                  (a) The General Partner may elect to dissolve the Partnership following the sale of all or substantially all of the Assets of the Partnership;

                  (b) The General Partner may elect to dissolve the Partnership in the event that the General Partner determines that as a result of the application to the Partnership or a Partner of legal restrictions, the Partnership, the Limited Partner or the General Partner may be materially and adversely affected;

                  (c) When the General Partner resigns, is removed or otherwise ceases to be the General Partner of the Partnership, the Partnership shall be dissolved and terminated unless a successor General Partner has been appointed; or

                  (d) A court of competent jurisdiction decrees dissolution.

                  Notwithstanding provisions (a) through (d) above, the General Partner may elect to terminate the Partnership in its sole and absolute discretion.

                  14.2 DISTRIBUTION AND VALUATION OF ASSETS ON LIQUIDATION

                  (a) In liquidating the Partnership, the General Partner will make distributions in cash, in kind, or partly in cash and partly in kind as the General Partner may determine. The General Partner need not distribute all of the Assets at once, but may make partial distributions.

                  (b) Subject to subsection (c) below, the Assets of the Partnership, after allowing for claims of creditors of the Partnership, the Management Fees of the General Partner, claims by the General Partner for expenses, charges or deductions of the Partnership paid by it, or any other liabilities of the Partnership, shall be distributed to the Partners in the proportions that their respective positive Capital Account balances bear to each other. In the case of a distribution in kind of any Assets, such Assets shall be treated as though they were sold immediately prior to such distribution for their fair market value, and the Capital Accounts shall be adjusted to reflect such deemed sale.

                  (c) In the event the Partnership is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), the distributions pursuant to this Article shall be made, to the extent possible, within the time period required by Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2). Where necessary and desirable to comply with the preceding sentence, distributions may be made to a trust established for the benefit of the Partners for the purposes of liquidating Partnership Assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The General Partner or the liquidator, as the case may be, shall distribute the assets of any such trust to the Partners from time to time in the same proportions as the amount distributed to the trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.


                                   SECTION 15
                               GENERAL PROVISIONS

                  15.1 NOTICES Except as otherwise provided herein, any notice, distribution, offer or other communication which shall be given to any Partner in connection with the Partnership or this Agreement shall be duly given if reduced to writing and either personally delivered or sent by mail, postage prepaid, or facsimile transmission, telex or telegraph to the address most recently furnished by the Limited Partner for such purpose and if so mailed shall conclusively be deemed received five days after mailing, or if sent by facsimile transmission, telex or telegraph shall conclusively be deemed received the day after being so sent.

                  15.2 SURVIVAL OF RIGHTS This Agreement shall be binding upon and, as to permitted or accepted successors, transferees and assigns, inure to the benefit of the Partners and the Partnership and their respective heirs, legatees, legal representatives, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, sale of assets, other sale, operation of law, or, without limitation, otherwise.

                  15.3 CONSTRUCTION The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against the Limited Partner or the General Partner.

                  15.4 SECTION HEADINGS The captions of the sections in this Agreement are for convenience only and shall not be used in construing or interpreting this Agreement.

                  15.5 AGREEMENT IN COUNTERPARTS This Agreement and any amendments hereto may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement, notwithstanding the fact that all Partners are not signatories to the original or the same counterpart.

                  15.6 GOVERNING LAW This Agreement shall be construed according to the internal laws, and not the laws pertaining to choice or conflict of laws, of the State of Texas.

                  15.8 ADDITIONAL DOCUMENTS Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver all further documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement, including but not limited to acknowledging before a Notary Public any signature heretofore or hereafter made by a Partner.

                  15.8 ENTIRE AGREEMENT This Agreement as may have been executed and delivered by the Limited Partner (a) constitutes the entire Agreement of the Partners with respect to the Partnership, and (b) supersedes all prior written and prior and contemporaneous oral agreements, understandings and negotiations with respect to the Partnership.


                  IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first written above.


                                            GENERAL PARTNER

                                            DAH-IP HOLDINGS, INC.


                                            By:
                                               ----------------------------

                                            Name:
                                                 --------------------------

                                            Title
                                                 --------------------------



                                            LIMITED PARTNER

                                            DECRANE AIRCRAFT HOLDINGS, INC.


                                            By:
                                               ----------------------------

                                            Name:
                                                 --------------------------

                                            Title
                                                 --------------------------